EXHIBIT (a)(1)(D)

Form of hhgregg Offer to Exchange Certain Outstanding Options For New Options Election Form

ELECTION FORM OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS DATED APRIL 17, 2013

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 11:59 P.M., EASTERN DAYLIGHT SAVINGS TIME, ON APRIL 30, 2013, UNLESS THE OFFER IS EXTENDED.

Name:

PLEASE READ CAREFULLY

Before making your election, please make sure you have received, read and understand the documents that make up this Offer, including (1) the Offer to Exchange; (2) Summary of Offer to Exchange Certain Outstanding Options for New Options; (3) the electronic mail on behalf of Dennis L. May, dated April 17, 2013; (4) the Instructions Forming Part of the Terms and Conditions of the Offer; (5) the Election Form; (6) Agreement to Terms of Election; (7) FAQs; and (8) the Eligible Option Information Sheet. The Offer is subject to the terms of these documents as they may be amended. The Offer provides eligible employees who hold eligible stock options the opportunity to exchange these options for New Options as set forth in Section 2 of the Offer to Exchange. This Offer expires at 11:59 p.m., Eastern Daylight Savings Time, on April 30, 2013, unless extended.

By electing to exchange my Eligible Option, I understand and agree to all of the following:

1. I tender to hhgregg for exchange the Eligible Options specified on the attached Eligible Option Information Sheet and understand that, upon acceptance by hhgregg, this Election Form will constitute a binding agreement between hhgregg and me. On the Eligible Option Information Sheet I have checked the box corresponding to the Eligible Options that I want to exchange.

2. I understand that if I validly tender an Eligible Option for exchange, and such Eligible Option is accepted and cancelled, I will receive a New Option to acquire the same number of shares of Common Stock as were underlying my Eligible Option at the time of the Offer.

3. I understand that the New Options issued to me will be unvested at the time they are granted, and a new vesting period will begin on the grant date of the New Options, whereby one-third of the New Options will vest on the on each of the first three anniversaries of the New Option Grant Date. Thus, no portion of each of my New Option grants will be vested on the New Option Grant Date. Vesting on any anniversary date is subject to my continued service to hhgregg through each relevant vesting date. Generally, I may exercise any vested New Options at any time prior to the end of the option term.

4. I understand that each New Option will have an exercise price per share equal to the greater of (a) $10.00 and (b) the closing price of our Common Stock as reported on the New York Stock Exchange on the New Option Grant Date.

5. I understand that the New Options will be nonstatutory stock options and that my New Options will be granted under hhgregg’s 2007 Equity Incentive Plan.

6. I understand that the New Options will have substantially the same terms and conditions as the Eligible Options cancelled in this Offer, except for the term, exercise price and vesting schedule.

7. hhgregg has advised me to consult with my own financial, legal and/or tax advisors as to the consequences of participating or not participating in this Offer, including the tax consequences of participating in this Offer in the context of my own situation. hhgregg is not and will not be providing me with financial, legal or tax advice in connection with my decision to participate or not participate in this Offer.

8. To remain eligible to tender my Eligible Options for exchange and cancellation pursuant to the Offer, I understand that I must remain an Eligible Optionee and must not have received nor have given a notice of termination prior to the date and time that the Offer expires, which is scheduled to be 11:59 p.m., Eastern Daylight Savings Time, on April 30, 2013, unless the Offer is extended. I understand that if I die or cease providing services to hhgregg prior to the Expiration Date of the Offer, hhgregg will not accept my Eligible Option for cancellation and I or my estate or beneficiaries, as the case may be, will retain my Eligible Options with their current terms and conditions.

9. I understand that, whether or not the shares represented by my old options are vested at the time I exchange such options for a New Option, if my employment with hhgregg ceases before all of the shares represented by the New Option vest, I will forfeit any unvested portion of my New Option.

10. I understand that neither the ability to participate in the Offer nor actual participation in the Offer will be construed as a right to continued employment with hhgregg.

11. I understand that in accordance with Sections 7 and 15 of the Offer to Exchange, hhgregg may terminate, modify or amend the Offer and postpone its acceptance and cancellation of any Eligible Option that I have tendered for exchange. In any such event, I understand that the Eligible Options tendered for exchange but not accepted will remain in effect with its current terms and conditions.

12. I understand that this election is entirely voluntary, and I am aware that I may change or withdraw my decision to tender my Eligible Option Grant at any time until the Offer expires as described in the Instructions to this Election Form. I understand that this decision to tender my Eligible Options will be irrevocable at 11:59 p.m., Eastern Daylight Savings Time, on April 30, 2013, unless the Offer is extended.

13. I sell, assign and transfer to hhgregg all right, title and interest in and to the Eligible Option that I am tendering as specified in the attached Eligible Option Information Sheet, and I agree that I shall have no further right or entitlement to purchase any shares of hhgregg’s Common Stock under the tendered Eligible Option Grant on the date hhgregg accepts such option grant for exchange and cancellation.

14. I agree to all of the terms and conditions of the Offer AND HAVE ATTACHED A SIGNED COPY OF THE ELIGIBLE OPTION INFORMATION SHEET. I understand that if I do not include the Eligible Option Information Sheet with this Election Form, I will be deemed to have elected NOT to exchange my Eligible Option.

If completing via a paper election process, please sign as appropriate below and return it along with your Eligible Option Information Sheet to Charles Young, our Chief Human Resources Officer, no later than 11:59 p.m. Eastern Daylight Savings Time on April 30, 2013 by hand delivery to Charles Young at 4151 East 96th Street, Indianapolis, Indiana 46240, facsimile to (317) 816-6609, or electronic mail to Charlie.Young@hhgregg.com. If completing the Offer Website, please select “I HAVE READ THE ABOVE AND WANT TO PROCEED WITH MY ELECTION.”

Optionee’s Signature	Date

Optionee’s Name (please print or type)

Social Security Number or Tax I.D. Number of Optionee

IMPORTANT: IN ORDER FOR YOU TO PARTICIPATE, A VALID,

COMPLETED AND SIGNED ELIGIBLE OPTION INFORMATION SHEET AND ELECTION FORM MUST BE RECEIVED BY

HHGREGG BY 11:59 P.M. EASTERN DAYLIGHT SAVINGS TIME

ON APRIL 30, 2013

(UNLESS THE OFFER IS EXTENDED).

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